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                                                                EXHIBIT 11.1

                             INVISION TECHNOLOGIES, INC.
                          STATEMENT REGARDING CALCULATION OF
                             NET INCOME (LOSS) PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                              THREE MONTHS
                                                             ENDED MARCH 31,
                                                             1996       1997
                                                         ----------  -----------
 Net income (loss)                                        $(1,215)      $642
                                                         ----------  -----------
                                                         ----------  -----------
 Shares used in per share calculations:
    Common Stock                                              148      9,179
    Common Stock issuable upon exercise of
     options and warrants                                     825      1,093
    Convertible Preferred Stock                             6,108         --
                                                         ----------  -----------
Shares used in per share calculations                       7,081     10,272
                                                         ----------  -----------
                                                         ----------  -----------
Net income (loss) per share                                $(0.17)     $0.06
                                                         ----------  -----------
                                                         ----------  -----------